UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 5, 2014

Cleveland BioLabs, Inc.

(Exact Name of Issuer as Specified in Charter)

DELAWARE	001-32954	20-0077155
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

73 High Street

Buffalo, NY 14203

(Address of Principal Executive Offices and zip code)

(716) 849-6810

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 5, 2014 Cleveland BioLabs, Inc. (the “Company”) received notice from Bioprocess Capital Partners, LLC, a Russian limited liability company (“BCP”), of the funding by their affiliated fund, AMC close-end Russian Venture Investment Fund “Bioprocess Capital Ventures” (“BCV”) of the Second Milestone Payment pursuant to the Participation Agreement dated December 9, 2009, as amended by the Third Amendment to Participation Agreement dated June 17, 2014, that governs their jointly-owned subsidiary, Incuron LLC (“Incuron”). As a result of BCV’s funding of the Second Milestone Payment, the Company will own a 46.96% participation interest in Incuron and BCV will own a 53.04% participation interest. The funding of the Second Milestone Payment also resulted in certain changes in the governance of Incuron, including the director voting rights of each party. Following the Second Milestone Payment, the Company and BCP will each appoint two directors and the fifth director will be nominated by a majority of the Company and BCP directors voting together, provided that a BCP director shall have the deciding vote in the event of a tie. Due to the ownership and governance changes, the Company will be required, under United States Generally Accepted Accounting Principals (US GAAP) to deconsolidate Incuron and account for its ownership interest using the equity method of accounting. This description is qualified in its entirety by the Participation Agreement and the Third Amendment to Participation Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Description

10.1	Third Amendment to Participation Agreement, dated June 17, 2014, by and between Cleveland BioLabs, Inc. and Bioprocess Capital Partners, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland BioLabs, Inc.

Date: August 6, 2014	By:	/s/ YAKOV KOGAN
	Name:	Yakov Kogan
	Title:	Chief Executive Officer